Filed Pursuant to Rules 424(b)(3) and 424(c)
Registration No. 333-109116

Prospectus Supplement No. 3 dated December 9, 2003
(to Prospectus dated October 31, 2003)

$133,000,000

School Specialty, Inc.
3.75% Convertible Subordinated Notes due 2023
and
The Common Stock Issuable Upon Conversion Thereof

          Our prospectus dated October 31, 2003 relating to the offer for resale by certain of our securityholders of up to $133,000,000 aggregate principal amount of 3.75% Convertible Subordinated Notes due 2023 of School Specialty, Inc., and the shares of our common stock issuable upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" section on pages 49-53 of the prospectus.

ADDITIONAL SELLING SECURITYHOLDERS

          The following represents an additional selling securityholder for the table appearing in the "Selling Securityholders" section of the prospectus.

Name and Address	Original Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold Hereby(1)	Percentage of Common Stock Outstanding (2)

KBC Financial Products USA Inc.(5) 140 East 45th Street 2 Grand Central Park, 42nd Floor New York, NY 10017-3144	$ 400,000	*	10,000	*

*Less than 1%.
(1)

Assumes conversion of all of the holder's notes at a conversion price of $40.00 per share. However, this conversion rate will be subject to adjustment as described under "Description of Notes-Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 18,742,407 shares of common stock outstanding as of July 7, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(5)	This selling securityholder is a broker-dealer.